Exhibit 10.30

MARPAI, INC.

Mr. Lutz Finger

Via electronic mail

Dear Lutz:

Marpai, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.Position; Start Date.  Your initial title will be President – Product and Development, and you will initially report to the Company’s Chief Executive Officer.  This is a full-time position.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or interfere with the performance of your duties to the Company. Subject to any pre-employment requirements, your employment with the Company will begin on Feb 28, 2022, or such other day as you and the Company may agree (the “Start Date”).

2.Mission.  As the Company’s President – Product and Development, your initial mission will be:
●	To lead product strategy in a manner that will differentiate the Company over the coming 3-5 years.

●	To create a formal product management function within the Company with the goal of giving clarity and guidance on what is developed (including how and when) to the technology departments within the Company.

●	To be the internal client of the Company’s engineering and development efforts in a way that aligns these efforts to the market.

3.Scope of Authority.  As the Company’s President – Product and Development, your initial scope of authority will comprise the following:

●	You shall be an officer of the Company, and you shall be included as such in filings related to our management with the Securities and Exchange Commission.
●	All product management functions as well as engineering and development (currently housed in Marpai Labs and in the technology team in Tampa) shall report to you.
●	You shall also be responsible for building a formal product management function for the Company.

4.Base Salary.  The Company will pay you a base salary at the initial rate of Three Hundred Twenty-Five Thousand Dollars ($325,000) per year, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

5.Annual Bonus Opportunity.  You will be eligible for an annual bonus with a target of 50% of your base salary (the “Annual Bonus”).  The actual Annual Bonus could be larger or smaller than this amount, based on your achievement of performance metrics, which shall be determined by the Company at its sole and absolute discretion at the beginning of each year.  The CEO will determine the attainment of performance targets and the Annual Bonus amount in the CEO’s reasonable discretion.

6.Sign-On Bonus.

(a)	The Company will pay you a one-time sign-on bonus, in cash or in freely tradeable shares of the Company’s common stock, in an amount equal to Two Hundred Fifty Thousand Dollars ($250,000).
(b)	If paid in cash, the Company will pay the sign-on bonus within fifteen (15) days following your Start Date. Should your employment with the Company end, other than as a result of the Company terminating you without Cause, your terminating your employment for Good Reason, or termination due to your death or Disability (each term as defined below), within your first twelve (12) months of employment, you agree to repay the cash Sign-On Bonus in full.
(c)	If paid in stock, the Company will issue the shares promptly following the 12-month anniversary of the Start Date, and the number of shares will equal $250,000 divided by the fair market value per share, as determined by the Company’s Board of Directors. The Board of Directors will determine the fair market value per share based on the volume weighted average closing price per share of the Company’s common stock on the NASDAQ Market on the ten (10) consecutive trading days immediately preceding the date of grant.

7.Renewal Bonus.

(a)	Should the Company renew your employment and this letter agreement upon expiration of the initial two-year term, the Company will pay you a one-time renewal bonus, in cash or in freely tradeable shares of the Company’s common stock, in an amount equal to Two Hundred Fifty Thousand Dollars ($250,000).
(b)	If paid in cash, the Company will pay the renewal bonus within fifteen (15) days following the second anniversary of the Start Date. Should your employment with the Company end, other than as a result of the Company terminating you without Cause, your terminating your employment for Good Reason, or termination due to your death or Disability (each term as defined below), within the second and third anniversaries of the Start Date, you agree to repay the cash Renewal Bonus in full.
(c)	If paid in stock, the Company will issue restricted shares promptly following the two-year anniversary of the Start Date, and the number of shares will equal $250,000 divided by the fair market value per share on the 12-month anniversary of the Start Date, as determined by the Company’s Board of Directors. The Board of Directors will determine the fair market value per share based on the volume weighted average closing price per share of the Company’s common stock on the NASDAQ Market on the ten (10) consecutive trading days immediately preceding the date of grant. The restrictions on the shares will be lifted twelve (12) months following the date of grant provided you remain an employee in good standing of the Company on such date.

8.Taxes.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax

liabilities arising from your compensation.   The Company encourages you to consult a tax professional concerning all tax reporting requirements related to your compensation and benefits.

9.Employee Benefits.  As a regular full-time employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits offered to similarly-situated Company employees, in accordance with the terms of such employee benefit policies and plans.  Among other things, these benefits include medical and dental insurance, a 401(k) retirement plan, as well as disability insurance and life insurance as provided to other employees.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.  The Company may modify its employee benefit plans at any time in its discretion.

10.	Equity Grants.
(a)	Subject to the approval of the Company’s Board of Directors, you will receive a restricted stock grant (the “Initial Equity Grant”) of that number of shares of the Company’s common stock equal to Two Million Dollars ($2,000,000) divided by the fair market value per share on the date of the grant, as determined by the Company’s Board of Directors. The Initial Equity Grant will vest in equal quarterly installments during the 12-month period following the Start Date.

(b)	Subject to the approval of the Company’s Board of Directors, following the one-year anniversary of the Start Date, you will receive a restricted stock grant (the “Additional Equity Grant – Year 2”) of that number of shares of the Company’s common stock equal to Two Million Dollars ($2,000,000) divided by the fair market value per share on the date of the grant, as determined by the Company’s Board of Directors. The Board of Directors will determine the fair market value per share based on the volume weighted average closing price per share of the Company’s common stock on the NASDAQ Market on the ten (10) consecutive trading days immediately preceding the date of grant of the Additional Equity Grant – Year 2. The Additional Equity Grant – Year 2 will vest in equal quarterly installments during the 12-month period following the one-year anniversary of the Start Date.

(c)	With respect to the Initial Equity Grant and the Additional Equity Grant -Year 2, the Board of Directors will determine the fair market value per share based on the volume weighted average closing price per share of the Company’s common stock on the NASDAQ Market on the ten (10) consecutive trading days immediately preceding the date of grant (the “Grant Date Price”).

(d)	All equity grants are subject to the terms of the Marpai, Inc. Global Stock Incentive Plan (2021) or such other equity incentive plan as may be in effect on the date of the applicable grant. The specific terms and conditions of each equity grant will be set forth in the applicable award agreement evidencing such equity grant.

(e)	In the case that the market price per share on any of the vesting dates is less than the Grant Date Price, the Company shall issue you a payment for the difference in cash or freely tradeable shares so that the vested amount is equal to the product of the vesting shares for that quarter multiplied by the Grant Date Price.

11.Blackout Periods.  You acknowledge that you will be subject to restrictions on trading or effectuating any other transactions in the Company’s securities during regular blackout periods and during any special blackout periods designated by the Company.  You further acknowledge that even during an open trading window, you may not trade in the Company’s securities if you are in possession of material nonpublic information concerning the Company or its securities.

12.Proprietary Information and Inventions Agreement.  As a senior executive of the Company, you will have access to the Company’s proprietary and confidential information.  In consideration for and as a requirement of your employment, you will be required to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

13.No Conflict. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

14.Term.  Unless earlier terminated in accordance with Section 14, your employment under this letter agreement will begin on the Start Date and shall continue for a term of two (2) years.  Following expiration of the initial two-year term of employment, the term will automatically renew for successive one-year periods unless either you or the Company delivers a notice of non-renewal at least one month prior to the expiration of the then-current period.

15.Termination.

1.(a)Your employment with the Company may terminate      due to your death, your Disability (as defined below), your voluntary termination, termination by the Company for Cause (as defined below), or termination by the Company without Cause.

(b)

“Disability” means your physical or mental injury, illness or incapacity as a result of which you are unable to perform the essential functions of your position (after an interactive process that accounts for reasonable accommodation) and such inability is expected to last permanently or has existed for a period of sixty (60) days within any 12-month period.

(c)	“Cause” means:

(i) Your willful and continued failure to perform your duties and responsibilities which remains uncured for a period of thirty (30) days following written notice of such failure from the Company to you;

(ii) Your proven willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company that materially and adversely affects the Company provided you have a reasonable opportunity to be heard and defend your actions;

(iii) the indictment of, or the bringing of formal charges against, you on charges involving, or a conviction of, a felony or any crime involving an act of dishonesty, moral turpitude, deceit or fraud against the Company or theft, misappropriation or embezzlement of funds of the Company; or

(iv) Your having committed acts of omission constituting an intentional, knowing, or grossly negligent breach of your duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company which is not cured or substantially cured to the satisfaction of the Board in a reasonable time, which time shall be at least thirty (30) days from receipt of written notice from the Company of such material breach;

(v) your material breach of this letter agreement that is not cured (if curable) within thirty (30) days following written notice from the Company of such breach; or

(vi) any material violation of the Company’s policies including, but not limited to, the Company’s policies against harassment, discrimination or retaliation that is not cured (if curable) within thirty (30) days following written notice from the Company of such violation.

(d)“Good Reason” means:

the occurrence without your consent: (i) of a material reduction in the your compensation terms, taken as a whole, which is not applied on a broad basis to similar situated employees not to exceed 10%; (ii) a reduction in your title or a material reduction in the scope of authorities and/or responsibilities; (iii) a non-consensual change of more than thirty (30) miles in the geographic location at which you currently provide services to the Company; or (iv) any action or inaction that constitutes a material breach of any provision by the Company of this Agreement or any other agreement between you and the Company provided further, that in each case, you notified the Company (or its successor, as applicable), within thirty (30) days after the occurrence of any such failure, and the Company (or its successor, as applicable) failed to cure such event within thirty (30) days after the receipt of such notice and you terminate employment within thirty (30) days following the expiration of the cure period.

16.Severance Benefits.  If: (i) the Company terminates your employment without Cause, (ii) the Company declines to renew this letter agreement and your employment upon expiration of the initial two-year term or any successive one-year term,  or (iii) you terminate your employment for Good Reason, then (x) the Company will pay your base salary through the date that is six (6) months following the termination date (the "Severance Period") payable in regular installments as special severance payments, but in no event less frequently than monthly, (y) you shall be entitled to receive any earned, but unpaid, Annual Bonus, pro-rated through the employment termination date, and (z) the Company will issue to you the shares from the Initial Equity Grant and any shares from the Additional Equity Grant – Year 2 that would have vested as of the employment termination date (collectively, the “Severance Benefits”).   Notwithstanding anything herein to the contrary, you shall not be entitled to receive any Severance Benefits unless you have executed and delivered to the Company a general release in favor of the Company in a form attached hereto as Exhibit B (the "General Release"), and such General Release is in full force and effect and has not been revoked.

17.Change in Control.  In the event that the Company: (a) consummates a Merger/Sale (as defined in the Plan), and (b) during the 3 months preceding and 18 months following the consummation of the Merger/Sale your employment is terminated by the Company not for Cause (as defined in the Plan) or by you for Good Reason (as defined below),  then in such case, 100% of any equity grants issued under Section 10 shall accelerate and become fully vested and exercisable as of such termination date, provided that upon such termination, you execute and do not revoke (during any applicable revocation period) the General Release.

18.Indemnification.  The Company shall indemnify you, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of you being an officer or employee of the Company or of any subsidiary or affiliate of the Company.  This indemnification shall be pursuant to a mutually agreeable Indemnification Agreement, which shall be no less protective of you than any indemnification agreement with the Company’s current officers and directors.  The Company shall maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers and provide you coverage under such insurance policies.

19.Interpretation, Amendment and Enforcement.  This letter agreement and Exhibits A and B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by      California law, excluding laws relating to conflicts or choice of law.

20.Arbitration.  Except as otherwise prohibited by law, any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration.  The arbitration shall be administered by Judicial Arbitration and Mediation Services (“JAMS”) pursuant to the pertinent JAMS Employment Arbitration Rules & Procedures as then in effect located at http://www.jamsadr.com.  The arbitration shall be conducted in a location selected by you in sole and complete discretion. Any award or finding will be confidential.  You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute.  You and the Company will share the costs of arbitration equally.  Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.  This Section does not apply to claims for workers’ compensation benefits or unemployment insurance benefits.   This Section also does not apply to claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

* * * * *

This offer of employment is contingent upon verification of your authorization to work in the United States, background screening, and your execution of the Proprietary Information and Inventions Agreement.    We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.  This offer, if not accepted, will expire at the close of business on Jan 28th, 2022.

If you have any questions, please call me at (646) 303-3483.

Very truly yours,

MARPAI, INC.

By:	/s/ Edmundo Gonzalez
Edmundo Gonzalez, CEO

I have read and accept this employment offer:

/s/ Lutz Finger
Signature of Lutz Finger

Dated: February 28, 2022

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

Exhibit B: Release and Waiver of Claims